As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MFRI, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3922969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7720 N. Lehigh Avenue, Niles, Illinois	60714
(Address of principal executive offices)	(Zip Code)
2004 Stock Incentive Plan
2009 Non-Employee Directors Stock Option Plan
(Full title of the plans)

Mr. David Unger
Chairman of the Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714
(Name and address of agent for service)

(847) 966-1000
(Registrant's telephone number, including area code)
Copy to:
Hal M. Brown, Esq.
Gregory W. Hayes, Esq.
DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
(312) 368-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b‑2 of the Exchange Act. (Check one):
Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.01 per share	1,176,805	$17.635	$8,928,488.18	$1,024.00
(1)Includes 1,004,702 shares issuable under the 2004 Stock Incentive Plan and 172,103 shares issuable under the 2009 Non-Employee Directors Stock Option Plan.
(2)Pursuant to Rule 457(c) and 457(h), the registration fee has been calculated on the basis of the actual price per share (ranging from $6.095 to $17.635 per share) at which the options may be exercised with regard to those options for which such information is available, and with regard to the remaining shares, on the basis of $7.16 per share, the average of the high and low sale prices of the common stock on June 11, 2012, as reported by the NASDAQ Global Market.

Explanatory Note

This registration statement on Form S-8 registers (i) 172,103 shares of common stock of MFRI, Inc. (the "Company") issuable under the 2009 Non-Employee Directors Stock Option Plan and (ii) an additional 1,004,702 shares of common stock of the Company issuable under the 2004 Stock Incentive Plan, so that a total of 1,254,702 shares of common stock of the Company have been registered for issuance pursuant to the 2004 Stock Incentive Plan. Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 hereby incorporates by reference the contents of the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on December 20, 2005 (Registration No. 333-130517) with respect to the 2004 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents By Reference.

The Company has filed the documents listed below with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and these documents are incorporated into this registration statement by reference:

a.	Annual Report on Form 10-K/A for the year ended January 31, 2012.

b.	Quarterly Report on Form 10-Q for the period ended April 30, 2012.

c.	Description of the Company's common shares contained in the registration statement of the Company's predecessor on Form 8-A filed on March 13, 1990.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

The Company's Certificate of Incorporation and its By‑Laws provide for indemnification of its officers and directors to the full extent permitted by Section 145 of the Delaware General Corporation Law.

The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

The Company has entered into indemnification agreements in the form described below with each person who is currently a member of the Board of Directors of the Company and will enter into such agreements with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interests of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the Company or other parties (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the Indemnification Agreement. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Company's Certificate of Incorporation or By-laws, the vote of the Company's stockholders or disinterested directors, other agreements or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits filed with this Amendment:

4.1	MFRI, Inc. 2004 Stock Incentive Plan [Incorporated by reference to Appendix B of Form

DEF Schedule 14A, filed June 10, 2004]

4.2	MFRI, Inc. 2009 Non-Employee Directors Stock Option Plan [Incorporated by reference to Exhibit 10(k) of the Company's Annual Report on 10-K for the year ended January 31, 2010]

5	Opinion of DLA Piper LLP (US)

23.1    Consent of Grant Thornton LLP

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5 hereof)

24	Power of Attorney of directors and certain officers of the Company

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities would not exceed that which was registered) and a deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the

Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, on June 15, 2012.

MFRI, INC.

/s/ David Unger
David Unger
Chairman of the Board of Directors and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

	DAVID UNGER*	Director, Chairman of the Board of Directors, and Chief Executive Officer (Principal Executive Officer)	) )
)
	BRADLEY E. MAUTNER*	Director, President and Chief Operating Officer	)
)
	MICHAEL D. BENNETT*	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	) )	June 15, 2012
)
	DENNIS KESSLER*	Director	)
)
	ARNOLD F. BROOKSTONE*	Director	)
)
	EUGENE MILLER*	Director	)
)
	STEPHEN B. SCHWARTZ*	Director	)
)
	MICHAEL J. GADE*	Director	)
)
	MARK A. ZORKO*	Director	)

*By:	/s/ David Unger	Individually and as Attorney in Fact
David Unger

EXHIBIT INDEX

Exhibit No.	Description
4.1	MFRI, Inc. 2004 Stock Incentive Plan [Incorporated by reference to Appendix B of Form DEF Schedule 14A, filed June 10, 2004]
4.2	MFRI, Inc. 2009 Non-Employee Directors Stock Option Plan, as amended [Incorporated by reference to Exhibit 10(k) of the Company's Annual Report on 10-K for the year ended January 31, 2010]
5	Opinion of DLA Piper LLP (US)
23.1	Consent of Grant Thornton LLP
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5 hereof)
24	Power of Attorney of directors and certain officers of the Company